UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  May 21, 2010

FREDERICK’S OF HOLLYWOOD GROUP INC.
(Exact Name of Registrant as Specified in Charter)

New York	1-5893	13-5651322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1115 Broadway, New York, New York	10010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                                           (212) 798-4700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On May 21, 2010, Frederick’s of Hollywood Group Inc. (“Company”) received written notification from the NYSE Amex (the “Exchange”) that the Company has regained compliance with the Exchange’s continued listing standards, specifically with its minimum shareholders’ equity requirements.

As previously disclosed, the Company received a notice from the Exchange on April 15, 2010 stating that, based on the Company’s shareholders’ deficit as reported in its Form 10-Q for the quarterly period ended January 23, 2010, the Company was not in compliance with Sections 1003(a)(i) and (ii) of the Exchange’s Company Guide, having less than $2 million and $4 million of shareholders’ equity while sustaining losses from continuing operations and net losses in two out of its three most recent fiscal years, and net losses in three out of its four most recent fiscal years, respectively.

Since the Company was able to regain compliance with the Exchange’s continued listing standards almost simultaneously with the date on which its compliance plan was due to the Exchange, a compliance plan was never submitted and the Exchange is no longer requiring the Company to submit one.  However, the Exchange will continue to monitor the Company’s compliance with the continued listing standards for two consecutive quarters to end on October 30, 2010 and if the Company is able to demonstrate ongoing compliance during that time, the Exchange will deem the compliance plan period over.  If the Company cannot continue to demonstrate compliance over the next two quarters, the compliance plan period will remain open and the Exchange will evaluate whether it is appropriate to offer the Company the opportunity to submit a plan addressing how it then intends to regain compliance.

On May 24, 2010, the Company issued a press release announcing the receipt of the Exchange’s compliance notice.  A copy of this press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)           Exhibits:

Exhibit	Description

99.1                      Press release dated May 24, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREDERICK’S OF HOLLYWOOD GROUP INC.

Dated: May 26, 2010	By:	/s/ Thomas Rende
Thomas Rende
Chief Financial Officer
(Principal Financial and Accounting Officer)